Exhibit 10.9

Transition Agreement

THIS TRANSITION AGREEMENT (this “Agreement”), dated as of June 10, 2021, is entered into by and between Frontier Communications Parent, Inc., a Delaware corporation (the “Company”), and Sheldon Bruha (the “Executive”).

WHEREAS, the Executive currently serves as Chief Financial Officer of the Company pursuant to that certain Offer Letter, dated as of June 7, 2019 (the “Offer Letter”), by and between the Company and the Executive; and

WHEREAS, the Company and the Executive now desire to enter into a mutually satisfactory arrangement concerning, among other things, the Executive’s transition,  the Executive’s separation from service with the Company,  and other matters related thereto.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.Resignation as CFO; Transition Period.

(a)Resignation & Transition Period.

(i)Effective as of June 13, 2021, and without any further action by the Executive, the Executive shall resign his position as Executive Vice President and Chief Financial Officer of the Company.

(ii)The period between June 14, 2021 and the Separation Date (as defined below) will be a “Transition Period,” during which the following terms will apply:

(1)the Executive shall continue as an employee of the Company and shall provide advisory services with respect to the transition of the role of Chief Financial Officer generally, and as to specific matters with respect to which he has knowledge, in each case, as reasonably requested by the Board or the Chief Executive Officer of the Company; and

(2)For so long as the Executive remains employed by the Company during the Transition Period, the Executive will continue to receive his base salary of $550,000 (on an annualized basis) and will participate in the same benefit plans (other than compensation benefit plans) that the Executive participated in immediately prior to the Transition Period.

(iii)The Executive’s employment with the Company will cease as of July 30, 2021 (the “Separation Date”), unless terminated earlier as provided below.

(b)Acknowledgment.  From and after the date hereof, the Executive hereby waives any right to resign from the Company and its affiliates for Good Reason (as defined in the Severance Agreement between the Executive and the Company dated August 5, 2019 (as attached hereto as Exhibit B,  the “Severance Letter”)) or a similar term of like meaning for purposes of any compensation or employee benefit plan, agreement, policy, or arrangement (including, without limitation, the Severance Letter) of the

Company and its affiliates.  The  Executive also hereby acknowledges that neither the Company’s emergence from chapter 11 bankruptcy nor the consummation of the transactions contemplated by the Fifth Amended Joint Plan of Reorganization of Frontier Communications Corporation and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 984] shall be deemed to constitute a “change in control” or similar term for any purpose, including under the Offer Letter, the Severance Letter, or under any of the Company’s compensation and benefit programs.

2.Termination of Employment.

(a)Separation Date. The Executive’s employment with the Company shall, by virtue of executing this Agreement and without any further action by the Company or the Executive, terminate on the Separation Date.

(b)Death. The Executive’s employment shall terminate automatically upon the Executive’s death prior to the Separation Date.

(c)By the Company. The Company may terminate the Executive’s employment at any time with Cause (as defined in the Severance Letter).

(d)By the Executive. The Executive may terminate the Executive’s employment at any time without Good Reason.

(e)Resignation from All Positions. The Separation Date shall be deemed to be the date of separation from service, and the date that employment ends, for purposes of this Agreement and any applicable plans or programs in which Executive is entitled to continue to participate during the Transition Period pursuant to this Agreement.

3.Payments upon Termination of Employment.

(a)Any Termination. Upon any termination of the Executive’s employment, the Executive shall be entitled to the following accrued benefits: (i) base salary through the date of termination, and (ii) any accrued but unpaid vacation (collectively, the “Accrued Benefits”).  Upon any termination of the Executive’s employment, he shall only be entitled to the Accrued Benefits and no other compensation or benefits from the Company, except as specifically set forth in this Agreement under Section 3(b).

(b)Termination on the Separation Date or due to Death. In addition, if the Executive’s employment with the Company terminates on the Separation Date in accordance with Section 2(a) or due to the Executive’s death in accordance with Section 2(b), then, subject to the Executive’s execution and non-revocation of a general release of claims in the form attached as Exhibit A (the “Release”) in accordance with Section 4 of this Agreement,  the Company shall pay or provide the Executive with the following (collectively, the “Severance Package”):

(i)An amount in cash equal to $1,100,000, payable in monthly installments over the 24-month period commencing on the Separation Date;  provided,  however, that the first such payment shall not be made until the Company’s first regularly scheduled payroll date following the Payment Vesting Date (as defined in Section 4), and such first payment shall include any amounts that would otherwise have been payable between the Separation Date and the date of such first payment; and provided,  further, that, if the Consideration Period (as defined in Section 4)  commences in one calendar year and ends in a subsequent calendar year, then the first such payment shall not be made until the second calendar year;

(ii)An amount in cash equal to $137,500, equal to one quarter of the Executive’s target annual bonus under the Company’s 2021 Annual Incentive Plan, in full satisfaction of the Executive’s award opportunity under the Company’s 2021 Annual Incentive Plan,  payable in a lump sum on the Company’s first regularly scheduled payroll date following the Payment Vesting Date;  provided, that, if the Consideration Period (as defined in Section 4) commences in one calendar year and ends in a subsequent calendar year, then such payment shall not be made until the second calendar year; and

(iii)Subject to the Executive’s (A) timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and (B) continued copayment of premiums at the same level and cost to the Executive as if the Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) that covers the Executive (and the Executive’s eligible dependents) for a period of 3 months, commencing on September 30, 2021, or such earlier date as COBRA subsidy coverage under the American Rescue Plan Act of 2021 is terminated,  at the Company’s expense; provided that the Executive is eligible and remains eligible for COBRA coverage; provided,  further, that the Company may modify the continuation coverage contemplated herein to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable); and provided,  further, that, if the Executive obtains other employment that offers substantially comparable group health benefits, such continuation of coverage by the Company hereunder shall immediately cease.

The Executive acknowledges that other than the amounts set forth in this Section 3, he is not entitled to receive any additional compensation or benefits from the Company in connection with his separation from service with the Company (including, without limitation, any payments under the Offer Letter, the Severance Letter or any incentive compensation arrangement of the Company).

4.Release.

(a)The obligations as set out in this Agreement and the Release represent a complete waiver and release of all rights and claims that the Executive has against the Released Parties (as defined in the Release). Accordingly, the Executive understands his obligation to review this Agreement and the Release carefully before signing.  The Executive further acknowledges and agrees that the consideration provided for herein is adequate consideration for Executive’s obligations under the Release.

(b)The Executive understands that he can take up to 45 days from his receipt of this Agreement and the Release (the “Consideration Period”) to consider its meaning and effect and to determine whether or not he wishes to enter into it by signing this Agreement and signing the Release in the first space provided below.  In addition, in order to receive the Severance Package, the Executive will be required to reaffirm his signature of the Release on the Separation Date in the second space provided below.  Before signing this Agreement or signing the Release in either space, the Executive is advised to consult with an attorney.

(c) If the Executive chooses to sign this Agreement and Release in the first space before the end of the Consideration Period, he is doing so voluntarily.  The Executive may revoke his signature on the Release within seven (7) days after signing the Release in the first space (the “First Revocation Period”).  Further, the Executive may revoke his signature within seven (7) days after signing the Release in the second space (the “Second Revocation Period”).  Any revocation of the Release must be made in writing.  The Executive understands that if he fails to sign this Agreement, or if he fails to sign the Release in both of the spaces as required, or he signs the Release but exercises his right to revoke his signature in any space on the Release, his right to receive the Severance Package will not vest and will not become due and owing to him.  The day following the day the Second Revocation Period expires without revocation will be the “Payment Vesting Date.”

5.Restrictive Covenants; Cooperation. The Executive acknowledges and agrees that the restrictive covenants  set forth in the Severance Letter under the heading “Non-Competition/Non-Solicitation/Non-Disparagement” shall survive the execution of this Agreement and the Executive’s termination of employment, and shall remain in full force and effect following the Separation Date in accordance with the terms thereof.    The Executive acknowledges and agrees that the remedies at law for a breach or threatened breach of any of the provisions of the Severance Letter that appear under the heading “Non-Competition/Non-Solicitation/Non-Disparagement” would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach.  In recognition of this fact, the Executive Agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

In addition, in consideration of the Company providing the Severance Package, and as a condition to the Executive’s receipt thereof, Executive agrees to reasonably cooperate with the Company and its financial and legal advisors when and as the Company requests in connection with any claims, investigations, or other proceedings involving the Company with respect to matters occurring while Executive was employed by the Company; provided,  however, that the Executive shall have no such obligation with respect to claims, investigations, or other proceedings commenced after the second anniversary of the Separation Date. Executive shall receive no additional compensation for rendering such services pursuant to this Section 5.

6.Section 409A. It is intended that this Agreement shall comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations relating thereto, or an exemption to Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception or “separation pay” exception shall be paid under such exception. For purposes of Section 409A of the Code, each payment under this Agreement shall be treated as a separate payment for purposes of the exclusion for certain short-term deferral amounts. In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement. Notwithstanding anything to the contrary in this Agreement, all reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that: (a) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement); (b) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (c) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (d) the right to reimbursement is not subject to liquidation or exchange for another benefit. Notwithstanding the foregoing, the Executive will be solely responsible for the satisfaction of all taxes and penalties that may be imposed on him in connection with any payments made pursuant to this Agreement, and neither the Company nor any of its affiliates or successors shall have any obligation to indemnify or otherwise hold the Executive harmless from any or all such taxes or penalties.

7.Miscellaneous.

(a)Successors and Assigns. This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive. This Agreement and any rights and benefits hereunder shall inure to the benefit of and be enforceable by the Executive’s legal representatives, heirs, or legatees. This Agreement and any rights and benefits hereunder shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(b)Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement such federal, state, local, or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(c)Governing Law. The provisions of this Agreement shall be construed in accordance with the internal laws of the State of Connecticut, without regard to the conflict of law provisions of any state.

(d)Dispute Resolution.  The section of the Severance Letter titled “Arbitration” shall apply to this Agreement, mutatis mutandis, as though fully set forth herein.

(e)Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and this Agreement shall be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

(f)Amendment; Entire Agreement. No provision of this Agreement may be amended, modified, waived, or discharged unless such amendment, modification, waiver, or discharge is agreed to in writing and such writing is signed by the Company and the Executive. From and after the date hereof, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof (including, without limitation, the Offer Letter and the Severance Letter);  provided, that the provisions of the Severance Letter that survive the Executive’s termination of employment shall remain in full force and effect following the Separation Date.

(g)Survival.  The provisions of the Severance Letter that survive the Executive’s termination of employment shall remain in full force and effect following the Separation Date.

(h)Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, shall operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach shall not deprive such party of the right to take action at any time while such breach continues.

(i)Notices.   All notices, demands, requests or other communications, which may be or are required to be given or made by any party to any other party pursuant to this Agreement, shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, or transmitted by e-mail addressed as follows:

If to the Company:

Frontier Communications Parent, Inc.
401 Merritt 7
Norwalk, Connecticut 06851
Attention: Chief Legal Officer

If to the Executive:

Address and personal email address last shown on the Company’s books and records

Each party may designate by notice in writing a new address or email address to which any notice, demand, request or communication may thereafter be so given, served or sent.  Each notice, demand, request or communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, confirmation of e-mail transmission or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

(j)Headings. The headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(k)Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

8.Protected Disclosures.

(a)Nothing in this Agreement or in any other document, agreement or policy relating to the Executive’s employment by the Company prohibits or restricts the Executive or the Company from disclosing relevant and necessary information or documents in any action, investigation or proceeding relating to the Executive’s employment by the Company, or initiating communications directly with, cooperating with, providing relevant information to, testifying before, or otherwise assisting in an investigation or proceeding by any governmental or regulatory body; provided that, if and to the extent permitted by law, upon receipt of any subpoena, court order or other legal process compelling the disclosure of any such information or documents, the Executive shall give prompt written notice to the Company to permit the Company to protect its interests in confidentiality to the fullest extent possible.

(b)The Executive cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  As a result, the Company and the Executive shall have the right to disclose trade secrets in confidence to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law.

(c)Both the Company and the Executive also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

(d)Nothing in this Agreement is intended to conflict with that right or to create liability for disclosures of trade secrets that are expressly allowed by the foregoing.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

FRONTIER COMMUNICATIONS PARENT, INC.

By:	/s/ Mark D. Nielsen
Name: Mark D. Nielsen Title: EVP, Chief Legal and Regulatory Officer

/s/ Sheldon Bruha
Sheldon Bruha

EXHIBIT A
GENERAL RELEASE

I, Sheldon Bruha, in consideration of the payments and benefits set forth in Section 3 of the Transition Agreement between myself and Frontier Communications Parent Inc. (together with its subsidiaries and affiliates, the “Company Group”), dated as of June [__], 2021 (the “Agreement”), do hereby release and forever discharge the Company and its subsidiaries and affiliates and all of their respective present, former and future managers, directors, officers, stakeholders, employees, predecessors, successors and assigns (collectively, the “Released Parties”) to the extent provided below (this “General Release”).  The Released Parties are intended to be third-party beneficiaries of this General Release and the Agreement, and this General Release and the Agreement may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder.  Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1.My employment with the Company will terminate as of the Separation Date, and I hereby resign from any position as an officer, member of the board of managers or directors (as applicable) or fiduciary of the Company or any other member of the Company Group (or reaffirm any such resignation that may have already occurred).  I understand that any payments or benefits paid or granted to me under Section 3 of the Agreement represent consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled.  I understand and agree that I will not receive the payments and benefits specified in Section 3 of the Agreement unless I execute this General Release in both spaces and do not revoke this General Release in either space within the time period permitted hereafter.  I understand and agree that such payments and benefits are subject to those provisions of the Severance Letter which (as noted below) expressly survive my termination of employment and the execution of this General Release.  Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company Group.

2.Except as provided in paragraph 5 below, I knowingly and voluntarily (for myself and my heirs, executors, administrators and assigns) release and forever discharge the Company and each of the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter‑claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date on which I execute this General Release in either space) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties, which I, my spouse, or any of my heirs, executors, administrators or assigns may have, which arise out of, relate to, or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; the Fair Labor Standards Act; or their state or local counterparts (including but not limited to the Connecticut Human Rights & Opportunities Law, Conn. Gen. Stat. § 46a-60 et seq.; Connecticut Wage and Hour Laws, the Connecticut Wage Payment Law, Conn. Gen. Stat. §§ 31-71a et seq.; and the Connecticut Family and Medical Leave Act, Conn. Gen. Stat. §§ 31-51kk et seq.); or under any other federal, state or local civil or human rights law, or under any other local, state or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company Group; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.I represent that I have made no assignment or transfer of any right, claim, demand, cause of action or other matter covered by paragraph 2 above.

4.I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay and any form of injunctive relief.  Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under applicable law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.  Additionally, I am not waiving (a) any right to the Accrued Benefits or any portion of the Severance Package to which I am entitled under the Agreement, or (b) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents.

6.In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied.  I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied.  I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement.  I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law.  I further agree that I am not aware of any pending claim of the type described in paragraph 2 above as of the execution of this General Release.

7.I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8.I agree that I will forfeit the Severance Package, and that the Company has the right to immediately stop making payments in respect of any portion of the Severance Package and shall have the right to seek repayment of payments already made in respect thereof, if I challenge the validity of this General Release or if I breach any promise or obligation of mine under this General Release or the Agreement.  I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to the Agreement on or after the termination of my employment.

9.I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

10.Any nondisclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, Inc. (NASD) or any other self‑regulatory organization or governmental entity or otherwise limit the scope of any protections that may apply to me under any applicable whistleblower laws.

11.I hereby acknowledge that the provisions of the Severance Letter included under the heading “Non-Competition/Non-Solicitation/Non-Disparagement shall survive my execution of this General Release and the termination of my employment with the Company.

12.I represent that I am not aware of any claim by me other than the claims that are released by this General Release.  I acknowledge that I may hereafter discover claims or facts in addition to or different than those that I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and that, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it, and that this General Release serves as a waiver of any and all such claims.

13.Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date on which I execute this General Release in the applicable space.

14.Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(i)I HAVE READ IT CAREFULLY;

(ii)I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING, BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(iii)I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(iv)I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(v)I HAVE HAD AT LEAST 45 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED 45‑DAY PERIOD;

(vi)I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE IN EITHER SPACE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE SECOND REVOCATION PERIOD HAS EXPIRED;

(vii)I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(viii)I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

FIRST SPACE

SIGNED: ________________________DATED: ___________________

SECOND SPACE (DO NOT SIGN UNTIL SEPARATION DATE)

SIGNED: ________________________DATED: ___________________

Exhibit B

Severance Letter